Exhibit 99.2

Orange 21 Inc.

Script for Conference Call — February 17, 2005

Barry Buchholtz:

                Thanks Andrew. By now, you have hopefully had the chance to look at our press release that we issued earlier today. I will spend a few minutes discussing its contents, and then we’ll open it up to Q & A. Additionally, I’d like to note that our plan is to release audited financial results on or about March 21st after the close of the market and we will host a conference call at that time.

I am pleased to announce that our un-audited financial results for 2004 indicate net sales of approximately $33.5 million or a 22% increase over the prior year. In addition, our un-audited net income for the full year is estimated at approximately $800,000 or a 60% increase over 2003. The strong results are a reflection of the continued execution of our focused strategy to leverage our brand recognition within our target market and increase market share in the premium eyewear category.

We will continue to execute our strategy by:

1)             Driving product demand through premium quality and innovative design;

2)             Sustaining brand authenticity;

3)             Actively managing our relationship with our retail base

4)             Expanding our international dealer base; and

5)             Maintaining our strategic manufacturing partnerships.

As our press release today indicated, we are providing guidance of approximately 25% - 30% growth in net sales in 2005. In addition we are forecasting EPS growth of 70% - 90% for the same period. Historically the Company has incurred a loss in Q1 due to lower revenue levels and front end loaded sales and marketing expenses. This has not changed and we would expect the same this year.

Additionally, as we outlined in our press release earlier today and on January 28, 2005, we made the decision to transition Spy’s European business model to a dealer direct sales strategy in Italy and France. This move eliminates our reliance on multi-brand distributors that may not be investing in the brand at the level and pace we desire. Spy will build a presence in France and Italy by developing sales and marketing infrastructure; building an outside sales force that includes a number of exclusive Spy sales representatives; and significantly expanding our existing dealer network. France and Italy remain key target markets for Spy’s international market development because of their strong eyewear markets and fashion-forward culture. These two countries will serve as the cornerstone for future European dealer direct expansion plans.

                I will now turn it over to Michael Brower, our CFO.

Michael Brower:

Good Afternoon. I would like to clarify one point in our press release. The earnings per share base on which we are forecasting our growth and our 2005 guidance assumes 8 million shares outstanding. It is not based on a weighted average share calculation for 2004. That gives us a forecasted

Net income for the full year 2005 of approximately $1.3 million to $1.5 million.

With that, I’d like to turn it over to the operator for questions.